Exhibit 99.2

SANUWAVE Health, Inc.

CONFERENCE CALL TO DISCUSS Q3-2013 FINANCIAL RESULTS

AND BUSINESS UPDATE

Tuesday, November 12, 2013

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s Q3-2013 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’ Chief Financial Officer. Please go ahead.

Barry Jenkins

We appreciate your interest in SANUWAVE and in today’s call. This morning, SANUWAVE announced our Q3-2013 financial results. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, November 12, 2013. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chief Executive Officer, Joseph Chiarelli.

Joe Chiarelli

Good morning everyone and thank you for joining us. This has been a busy quarter for us. We have made some great strides in achieving the goals that we established for 2013. I’ll briefly touch on a few of the key points while the rest of our team expands on them.

First, regarding our current Phase III U.S. clinical trial that uses our lead device, dermaPACE® in patients with Diabetic Foot Ulcers (DFUs). On October 8, we announced that 50% of the minimum required patients had been enrolled in the trial. The enrollment rate remains steady and we are on-target to complete enrollment in the 1st quarter of 2014. I think it’s important to mention, that we are very pleased with the enthusiasm, effort, and attention the investigators are giving to our trial. Please keep in mind, that while we continue to see enrollment progress there is no guarantee that enrollment will continue at this pace – particularly with the holidays coming up. Dan Jorgensen, our CMO, will discuss the trial in more depth later in our presentation.

Second, in the quarter, we expanded the depth of our Board of Directors by bringing on life-science industry executive, Alan Rubino. Alan currently serves as the President and CEO of Emisphere Technologies and has more than 30 years of experience at every level of the biopharmaceutical industry, including positions focused on sales and marketing and SEC matters. Alan’s appointment, which brings us to four board members, adds industry knowledge and a network of industry experts that should be of great value to us as we advance our products.

Third, we have made good strides in introducing our technology in major markets worldwide by increasing our international distribution. We currently have more than 150 devices internationally distributed and continue to progress in our efforts to develop and expand the network. We are actively working with our new distributors in South Korea, Australia/New Zealand and our distributors in Europe to increase device use. Our international distributors are in the process of assembling their marketing and distribution plans for 2014. We’ll have more about this as the year progresses. Pete Stegagno will review this later in the call.

Last point before I turn the call over to Barry and the rest of the team. From two small financings that we closed in July and October, we raised an aggregate of $2.0 million. In addition we converted Senior Secured Notes to common stock to further strengthen our equity base. Barry will provide more details around this as he now reviews the highlights of the financial results for the third quarter.

Barry Jenkins

In July 2013, we strengthened our balance sheet by completing a public offering for $1.65 million and converting the outstanding $2.2 million in Senior Secured Notes to equity. In the public offering we issued an aggregate 3.0 million units for $0.55 per unit, with each unit consisting of one share of common stock and a warrant to purchase one-half share of common stock. The five year warrants have an exercise price of $0.80 per share. The Senior Secured Note holders voluntarily converted all of the outstanding notes into 10.9 million shares of restricted common stock at the conversion price per the note agreements of $0.20 per share - the market price at the time the subscription agreement was written. The holders also received warrants to purchase an aggregate total of 2.0 shares of common stock. The five year warrants have an exercise price of $0.80 per share.

On September 30, 2013, in conjunction a Private Offering, we issued 675,000 units to certain accredited investors for an aggregate total purchase price of $405,000. In addition, in October 2013, after the end of the third quarter of 2013, in conjunction with the Private Offering, we issued an additional 202,000 units for an aggregate total purchase price of $121,000. Each unit was sold at a purchase price of $0.60 per unit with each “unit” consisting of; (i) one share of common stock and (ii) a five-year warrant to purchase one share of common stock at an exercise price of $0.85 per share.

The continuation of our business is dependent upon raising additional capital in the fourth quarter of 2013. Our plan is to obtain additional capital in the fourth quarter through the issuance of common stock and/or other debt or equity securities and we have engaged financial advisors to assist with this process.

For the quarter, we remained focused on keeping our cash expenses low while we press forward with the very important enrollment phase of the dermaPACE clinical study

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Revenue for the third quarter of 2013 was $148,000, a decrease of 17% from last year’s third quarter. However, gross profit as a percentage of revenue was 80%, up from 75% from last year. The decrease in revenue for 2013 was primarily due to the one-time sale in 2012 of new device applicators to a distributor in Asia.

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Total operating expenses, which includes clinical related expenses for the dermaPACE trial, increased by 34%, or $509,000, to $2.0 million for Q3-2013. Excluding the non-cash costs for stock-based compensation and consulting services, operating expenses were $1.4 million for Q3-2013, an increase of $143,000, or 11% from 2012. The increase in operating expenses for 2013 was related to costs for the dermaPACE clinical trial.

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Below the line, in other income (expense), we had a net expense of $2.5 million as a result of the non-cash accounting expenses related to the common stock conversion feature included in the $2.2 million Senior Secured Notes issued in the first quarter of 2013 which, as I discussed earlier, were converted to equity in July 2013. This one-time, non-cash expense included the value of the embedded conversion feature of the Senior Secured Notes as well as the fair value of the warrants which were granted to the note holders for their voluntary conversion of their notes as of July 31, 2013.

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The net loss for the third quarter of 2013 increased by $3.0 million, to $4.3 million, or ($0.14) per share due primarily to the $2.5 million increase in the non-cash accounting for the Senior Secured Notes which were converted into equity during the quarter and the increase in research and development expenses for clinical study related costs as a result of the start of the enrollment phase of the dermaPACE clinical trial for treating diabetic foot ulcers in 2013.

Looking at cash flow - for the nine months ended September 30, 2013, net cash used by operating activities was $3.4 million, which was $171,000, or 5%, less than the prior year. This decrease in the use of cash for operating activities was due to the reductions in headcount and overhead related operating expenses in 2013, as compared with 2012, offset increased costs related to the dermaPACE clinical trial expenses in 2013.

Our monthly cash burn-rate from operations was $375,000 per month for 2013 YTD. We continue to project our cash burn-rate from operations, during current enrollment phase of the dermaPACE clinical trial, will increase to be approximately $575,000 to $625,000 per month.

Now, let me turn the call back to Joe Chiarelli for a business update.

Joe Chiarelli

My preference is for each of the senior members of the management team to discuss their respective areas so now we’ll have Dan Jorgensen, MD, our Chief Medical Officer, walk you through the importance and status of the current dermaPACE trial.

Dan Jorgensen

First, I want to emphasize the importance of treating diabetic foot ulcers. As stated during the last call, there are ~1.5 million diabetic foot ulcers diagnosed each year in the U.S., leading to over 80,000 amputations, at an annual cost of $3.6 billion.  According to the Centers for Disease Control, the adequate treatment of foot ulcers, as part of a comprehensive foot care program, can reduce amputation rates by 45% to 85%. Because dermaPACE is safe, non-invasive, and convenient, as well as efficacious--assuming a positive result from the current trial--it can play a significant role in comprehensive foot care programs in the U.S. and worldwide. This is why the current clinical trial has drawn the support and enthusiasm of some of the world’s experts in diabetic foot care, many of whom are investigators in the study.

This is also why enrollment has been so robust.  Remember, we started this trial in the second quarter of 2013, with the first patient enrolled in the middle of June.  In approximately 4 months, we reached 50% of our minimum enrollment target.  In contrast, it took approximately 9 months to reach the same number of enrolled patients in the previous SANUWAVE trial.  We remain on track to meet our goal of completing enrollment by 1Q 2014.

While we are pleased with the number of enrolled patients, it is the quality of the patient—and of the study in general--that really matters to the FDA, and to healthcare providers. As mentioned during the last call, this trial was carefully designed to supplement the original Phase 3 trial that was conducted from 2007 to 2010. It is a prospective, randomized, sham-controlled, double-blinded clinical study incorporating data from the previous trial, based on input and guidance from the FDA. One major change from the last study is the number of treatments. Based on previous data from both humans and animals, we have doubled the number of dermaPACE applications, which should increase the complete closure difference between the dermaPACE and sham arms of the study at the 12-week primary endpoint. It is unusual to double the number of treatments of any investigational product, from one clinical trial to the next, without having safety concerns. However, this change was easy to make, given the FDA’s confidence in the safety of dermaPACE technology.

This trial is being conducted in a way that will avoid the some of the risks that were in the previous trial, and thereby increase our probability of success. For example, we have added additional top investigators in the field of diabetic foot ulcers. These investigators were chosen, based not on academic reputation alone, but also on a proven track record of delivering high quality data in a timely manner.

In addition, patients must qualify based on rigorous study entry criteria. Not any patient with a diabetic foot ulcer can be included in the trial—only those that have a diabetic foot ulcer with the size, severity, and duration that makes spontaneous resolution unlikely. These are patients that need help in healing their ulcers.

The quality of this trial is further enhanced by the refined definition of wound closure, including third-party review of digital photographs by medical experts, which serves as a “quality check” on the investigator’s assessment. This controls for the variability in assessing wound closure across the sites, which was an issue in the last trial.

There are others ways in which this trial is different from the past trial. The SANUWAVE clinical team is very experienced in conducting clinical trials, and is engaged in an on-going process of site evaluation.

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This includes the replacement of poorly performing sites with high performing sites, when necessary. Given the cap on the number of sites—we are allowed 20—it is extremely important to have the best sites at all times.

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Newly selected sites must have highly trained personnel and a steady flow of high quality patients.  As for the latter, these sites must have both an existing patient base and a demonstrated referral network. They should be located in a geographic area with a high prevalence of diabetic foot ulcers.

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Of course, a high volume of quality patients is not enough. Site personnel must demonstrate knowledge of the protocol and be able to execute the trial with painstaking detail. If not, there will be a high rate of “protocol deviations”, which can affect the final outcome of the study. So far, the current study has a minimal number of protocol deviations and we are working with the CRO and the sites to maintain this performance.

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Sites must also understand the importance of patient retention. Without retention—that is, patients returning “on time” for all their study visits—even a well-designed trial could fail to meet its endpoint. Again, we are working with the sites to provide that which is essential to keep patient retention as high as possible.

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Finally, there is constant communication between sponsor, CRO, and site personnel.  Recently we scheduled a mid-study meeting for all investigators (and their staff). The main goal of this meeting was to answer questions, share ideas, and brainstorm about patient recruitment and retention.  These are all steps to ensure that sites remain engaged and perform at a high level, and maintain the current enrollment rate.

-	I have personally visited these sites and am impressed by their skill in managing numerous diabetic patients, and by their enthusiasm and commitment to the trial.

In summary, we are pleased by both the rate of enrollment and the quality of the study.

Joe Chiarelli

We believe that our enrollment pace is the result of the time Dan and Jennifer Peach have taken to work with the engaged sites and the efforts being made by those sites in conducting the trial.

Pete Stegagno, our VP of Operations and Regulatory Affairs, will summarized the progress we’ve made internationally.

Pete Stegagno

We wanted to bring you up to date on our progress in working with our distributors in Europe and the Far East as the potential for enhancing or initiating our market presence in these areas in 2014 is significant.

The Korea Ministry of Food and Drug Safety approved orthoPACE for sale in Korea after performing a week-long inspection of the SANUWAVE facility and orthoPACE design documentation. SANUWAVE is teamed up with KOVE Ltd. in South Korea as our exclusive distributor. We are looking forward to a very productive relationship with KOVE based on our first look at their plans for the upcoming years.

We are also having productive discussions with our major European distributors in Italy and Belgium and The Netherlands with regard to the possibilities of initiating collaborative efforts to expand their market penetration as well as supporting SANUWAVE’s on-going needs for clinical experience. Similar talks have begun with researchers in Poland and Romania.

In Australia, Our exclusive distributor has been developing excellent relationships with key researchers for dermaPACE. Several important wound care facilities have been using dermaPACE on various wounds and have been expressing satisfaction with the device’s performance. We are looking for these key opinion leaders to provide positive feedback to the Australian wound care community in upcoming wound care conferences in the first half of 2014.

Joe Chiarelli

Our efforts in these countries have just begun and progress should accelerate as we proceed through 2014. To complete our presentation, we wanted to update you on our patents as we recently received a new patent that covers a new type of applicator.

Iulian Cioanta

SANUWAVE now has 36 patents or patent pending in its portfolio covering a range of focused shock wave applications for medical applications, energy production, water and food cleaning, and blood sterilization. Of our patents, 27 are domestic and 9 are outside the US. The average life of our patents is about 9.5 years with a range up to 18 years.

Our newest patent – that was issued on October 15, 2013 – covers a new type of applicator that can be used for cardiology, endovascular, as well as other medical applications. The patented applicator design has its reflector opening intersecting the focal line of an ellipse at a non-perpendicular angle, whereas the existing applicators use classic reflectors that intersect the focal line of an ellipse only at a perpendicular angle. This design allows the extracorporeal usage of such applicators in elimination of cardiovascular occlusions and atherosclerosis, regardless of vessel dimension. This provides a significant advantage compared with existing invasive catheter-based devices, especially for bellow-the-knee arteries that are small and getting smaller towards the foot, restricting the usage of such catheter–based devices that are faced with significant dimensional challenges.

Last quarter, we noted SANUWAVE had been issued a patent for blood sterilization - covering the use of shock waves to sterilize blood collected for medical purposes - an unmet need of modern society. We have begun working with a major university to collect data regarding such application for treating animal blood. This is the first step in proving the feasibility of this technology for human blood.

On the same subject of future applications for our technology, we are almost ready to perform a set of experiments with another major university to test the use of shock waves for breaking bacterial biofilms made of gram positive and gram negative bacteria, without and with the presence of antibiotics. This can provide important avenues for using our technology in both medical and non-medical applications, where bacterial films are involved.

We also indicated last quarter that we have constructed a working model for expediting the cleaning of dirty waters generated during oil exploitation. Since then, we have begun construction of a mobile small scale model that can be easily transported and made operational in any third party testing facility or directly into the field, where the water cleaning process takes place.

Joe Chiarelli

All of our work in this area has been in-house and leveraged our existing knowledge and patents. Iulian and his team have done an excellent job of selecting the above mentioned experiments and developing the water cleaning working model for this environmentally important area, while staying within a very tight budget.

Just to refresh you on what we are striving to accomplish in 2013/early 2014 -

●	Complete patient enrollment of the Supplemental Trial to obtain FDA approval for the use of the dermaPACE device to treat diabetic foot ulcers
●	Expand our distribution network in Europe, Asia, and the Pacific for the two approved devices – dermaPACE and OrthoPACE.
●	Identify opportunities for the use of our patented shockwave technology in other areas of regenerative medicine, in other areas of healthcare, and in industries outside of healthcare

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Initiate discussions with companies and individuals to develop the appropriate channels and business models that can initiate our technology in those areas which can provide a satisfactory return to our shareholders based on risks taken.

I will stop here and the team is more than happy to answer any questions that you may have.